Exhibit 99.1

EPI Preferred, LLC
Consolidated Financial Statements
September 30, 2018 and 2017
and for each of the years then ended

EPI Preferred, LLC
Index

Page(s)
Report of Independent Auditors	1

Consolidated Financial Statements

Balance Sheets	2

Statements of Operations	3

Statements of Members' Equity	4

Statements of Cash Flows	5

Notes to the Financial Statements	6-16

Report of Independent Auditors

To the Board of Directors of EPI Preferred, LLC

We have audited the accompanying consolidated financial statements of EPI Preferred, LLC and its subsidiaries, which comprise the consolidated balance sheets as of September 30, 2018 and 2017, and the related consolidated statements of operations, members’ equity, and cash flows for the years then ended.
Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EPI Preferred, LLC and its subsidiaries as of September 30, 2018 and 2017, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter
As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for goodwill in 2019. Our opinion is not modified with respect to this matter.

/s/ PricewaterhouseCoopers LLP
Spartanburg, South Carolina
January 14, 2019, except for the change in the manner in which the Company accounts for goodwill discussed in Note 1 to the consolidated financial statements, as to which the date is July 16, 2019

EPI Preferred, LLC
Consolidated Balance Sheets
September 30, 2018 and 2017

(in thousands of dollars)	2018	2017

Assets
Current Assets
Cash	$7,749	$11,159
Accounts receivable, less allowance for doubtful accounts of $891 and $685, respectively	30,478	30,249
Program contract rights	2,721	3,196
Prepaid expenses	1,557	1,969
Total current assets	42,505	46,573
Property, plant and equipment, net	37,920	38,881
Goodwill	52,534	52,534
Other intangible assets, net	87,789	87,814
Other assets	24	24
Total assets	$220,772	$225,826

Liabilities and Members’ Equity
Current Liabilities
Program contracts payable	$2,716	$3,155
Accounts payable	2,551	2,164
Income tax payable	2,969	5,242
Due to affiliate	7,191	1,874
Accrued expenses	13,467	12,388
Current portion of long-term debt	3,542	4,562
Total current liabilities	32,436	29,385
Long-term debt	56,582	46,225
Deferred tax liabilities	19,527	29,948
Total liabilities	108,545	105,558
Members’ equity
EPI Preferred Members' equity	41,251	78,046
Noncontrolling interest	70,976	42,222
Total equity	112,227	120,268
Total liabilities and members’ equity	$220,772	$225,826

The accompanying notes are an integral part of the consolidated financial statements.

EPI Preferred, LLC
Consolidated Statements of Operations
Years Ended September 30, 2018 and 2017

(in thousands of dollars)	2018	2017

Operating revenues
Broadcasting, net	$181,560	$174,462
Total operating revenues	181,560	174,462

Operating costs and expenses
Operating expenses	73,412	66,587
Selling expenses	24,035	25,847
General and administrative expenses	31,765	29,451
Total operating costs and expenses	129,212	121,885
Depreciation and amortization	6,133	6,645
Operating income	46,215	45,932

Other income (expense)
Interest income	1,435	1,351
Interest expense	(1,850)	(1,702)
Other, net	(1,813)	(1,813)
Total other expense	(2,228)	(2,164)
Income before income taxes	43,987	43,768
Income tax benefit (expense)	7,443	(4,395)
Net income	51,430	39,373
Less: Net income attributable to noncontrolling interest	40,541	27,278
Net income attributable to EPI Preferred	$10,889	$12,095

The accompanying notes are an integral part of the consolidated financial statements.

EPI Preferred, LLC
Consolidated Statements of Members' Equity
Years Ended September 30, 2018 and 2017

(in thousands of dollars)	EPI Preferred	Noncontrolling Interest	Total Members' Equity
Balances at September 30, 2016	$95,965	$26,286	$122,251
Net income	12,095	27,278	39,373
Discretionary distributions	(24,000)	-	(24,000)
Tax distributions	(6,014)	(11,342)	(17,356)
Balances at September 30, 2017	78,046	42,222	120,268
Net income	10,889	40,541	51,430
Discretionary distributions	(43,000)	-	(43,000)
Tax distributions	(4,684)	(11,787)	(16,471)
Balances at September 30, 2018	$41,251	$70,976	$112,227

The accompanying notes are an integral part of the consolidated financial statements.

EPI Preferred, LLC
Consolidated Statements of Cash Flows
Years Ended September 30, 2018 and 2017

(in thousands of dollars)	2018	2017

Cash flows from operating activities
Net Income	$51,430	$39,373
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	6,133	6,645
Amortization of program contract rights	2,983	2,831
Bad debt expense	575	266
Deferred income tax	(10,422)	(174)
(Gain)/loss on disposal of property and equipment	(92)	118
Changes in operating assets and liabilities
Accounts and other receivables	(803)	479
Prepaid expenses	410	(434)
Accounts payable, accrued expenses and deferred revenue	1,776	454
Due to affiliate	5,317	142
Payments on program contract obligations	(2,947)	(2,885)
Income taxes payable	(2,273)	745
Net cash provided by operating activities	52,087	47,560

Cash flows from investing activities
Additions to property, plant, equipment and intangible assets	(5,237)	(4,942)
Proceeds from sale of equipment	182	76
Net cash (used in) investing activities	(5,055)	(4,866)

Cash flows from financing activities
Payments on long-term debt	(5,396)	(3,375)
Borrowings on long-term debt	14,425	5,000
Distributions made to noncontrolling interest	(11,787)	(11,342)
Distributions made to EPI, Inc.	(47,684)	(30,014)
Net cash used in financing activities	(50,442)	(39,731)
Net increase (decrease) in cash and cash equivalents	(3,410)	2,963

Cash
Beginning of year	11,159	8,196
End of year	$7,749	$11,159

Supplemental cash flow information
Cash paid during the year for
Interest	$1,850	$1,727

The accompanying notes are an integral part of the consolidated financial statements.

EPI Preferred, LLC
Notes to Consolidated Financial Statements

1.	Nature of Operations and Summary of Significant Accounting Policies

Financial Statement Preparation
The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Nature of Operations
EPI Preferred, LLC (the “Company”) was formed in July 2014 to own 100% of the preferred membership interest and 100% of the voting rights of Cordillera Communications (“Cordillera”) and its subsidiaries. The Company is a direct, wholly-owned subsidiary of Evening Post Industries, Inc. (“EPI, Inc.”) and an indirect, wholly-owned subsidiary of EPI Group, LLC.

Cordillera holds broadcast television operations and related activities. Cordillera’s ownership consists of two equity classes, preferred membership interests owned by the Company and common interests 100% owned by EPI Global, LLC. Cordillera’s preferred membership return is payable out of net income and if not paid, the return will accumulate and carry a priority at liquidation. As a wholly owned subsidiary of EPI, Inc., the preferred membership return is ultimately subject to corporate taxation. The common interests are subordinate to the preferred membership interest and will participate in any residual equity.

Principles of Consolidation
The consolidated financial statements include the accounts of the Company, subsidiaries in which we hold controlling financial interests, and variable interest entities (“VIE”) for which we are the primary beneficiary. In determining the primary beneficiary for financial reporting purposes, we consider whether the Company has the power to direct the activities that most significantly impact the economic performance of the VIE and whether we have the obligation to absorb losses or the right to receive returns that would be significant to the VIE. All significant intercompany accounts and transactions have been eliminated in consolidation.

Based on the characteristics of a VIE as described above, Cordillera falls into the VIE model for determining consolidation. The Company through voting rights and equity interest demonstrates power and control to direct activities at Cordillera. The Company also holds the majority of the economic benefits and risk substantiated by the variability in the preferred return, liquidation preference, and the Company’s debt which is collateralized by its preferred interest in Cordillera (Note 4). Based upon the structure and nature of economic activities discussed above, the Company is the primary beneficiary of Cordillera and as a result has consolidated the financial results of Cordillera and its subsidiaries. Throughout these financial statements the Cordillera common interest owned by EPI Group, LLC is referred to as noncontrolling interest.

The Company’s consolidated financial statements also include the non-owned entity SagamoreHill of Corpus Christi, LLC, which is consolidated under ASC 805-10-55. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The primary estimates made by management include those relating to the allowance for doubtful accounts, and projections associated with the Company’s evaluation of the recoverability of certain tangible and intangible assets, including program contract rights, and identifiable intangible assets. Actual results could differ from those estimates.

EPI Preferred, LLC
Notes to Consolidated Financial Statements

Revenue Recognition
Television advertising revenue is recognized when advertisements are aired or when related advertising services are rendered. Agency commissions related to broadcast advertising are recorded as a reduction of revenue. Retransmission revenues from cable and satellite systems are recognized based on average monthly subscriber counts and contractual rates.

Accounts Receivable
Accounts receivable consist primarily of amounts receivable from customers for advertising and retransmission fees reduced for estimated doubtful accounts. The majority of these customers are located in the areas where the Company conducts business: Arizona, California, Colorado, Kentucky, Louisiana, Montana, and Texas.

Program Contract Assets and Liabilities
Program contract assets are recorded upon availability of programming for telecasting. Exhibition rights under license agreements are generally limited to a contract period or specific number of showings. Program contract assets are stated at the lower of unamortized cost or net realizable value and are amortized principally on the straight-line method over the contract period or specified number of showings. Program contract assets expected to be amortized within one year are classified as current assets.

Program contract liabilities are recorded upon availability of programming and are classified as current or noncurrent in accordance with the payment terms of the contracts.

Property, Plant and Equipment
Property, plant and equipment are stated at cost less accumulated depreciation. Gains and losses on routine dispositions are reflected in other income and expenses. Property, plant and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets.

Impairment of Long-Lived Assets
ASC 360 Property, Plant and Equipment, require the Company to determine whether such assets are impaired when events or changes in circumstances indicate the carrying value of the assets may not be recoverable. Management reviews long-lived assets for impairment based on estimated future undiscounted cash flows attributable to the assets in accordance with ASC 360. In the event such cash flows are not expected to be sufficient to recover the carrying value of the assets, the assets are written down to their estimated fair values. Based on a reviews performed in 2017 and 2018, no impairment charges were recognized.

Intangible Assets and Goodwill
ASC 350 Intangibles – Goodwill and Other, require the Company to determine whether such assets are impaired when events or changes in circumstances indicate the carrying value of the assets may not be recoverable. Intangible assets represent identifiable intangible assets, including network affiliation agreements, customer lists, broadcast licenses, and computer software. Network affiliation agreements and broadcast licenses are not amortized in accordance with ASC 350 due to the ability to renew the licenses indefinitely. Amortization for computer software is computed using the straight-line method based on the estimated useful lives of three years. Based on a reviews performed in 2017 and 2018, no impairment charge was recognized. Considerable judgment is necessary to estimate the fair value of these assets; accordingly, actual results may vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value.

Goodwill represents the excess of cost over net assets acquired by the Company. To conform with public company standards, in July 2019, the Company retrospectively adjusted the method for which it accounts for goodwill and no longer amortizes goodwill. The Company evaluates goodwill for impairment at the

EPI Preferred, LLC
Notes to Consolidated Financial Statements

reporting unit level annually or more frequently if the Company believes indicators of impairment exist. These indicators would include a significant change in macroeconomic conditions, operating performance, the business climate, legal factors, competition, or a planned sale or disposition of a significant portion of business, among other factors.

The Company is permitted to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then a two-step goodwill impairment test is performed. If the two-step goodwill impairment test is required, first, the fair value of the reporting unit is compared with its carrying amount (including goodwill). If the fair value of the reporting unit is less than its carrying amount, an indication of goodwill impairment exists for the reporting unit and the entity must perform step two of the impairment test. Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis. If the fair value of the reporting unit exceeds its carrying amount, step two does not need to be performed.

The Company did not identify any indicators of impairment, and correspondingly, did not record any impairment related to goodwill for the years then ended September 30, 2018 and 2017.

Income Taxes
Certain subsidiaries of the Company are not subject to U.S. federal or state income taxes as the tax effects of these activities are reported directly by the members on their respective income tax returns. EPI Preferred, LLC, is taxable because it is a wholly owned subsidiary of Evening Post Industries, Inc. a corporation operating in the U.S. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Cash payments for tax purposes are made by Evening Post Industries, Inc. on behalf of the Company and equity distributions are made from the company to Evening Post Industries, Inc. for taxes, which can be seen on the Consolidated Statement of Members’ Equity.

Cash
The Company maintains its cash in bank deposit accounts, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash.

Comprehensive Income
Comprehensive income includes net income and certain items that are excluded from net income and recorded as a separate component of Members’ Equity. During the years ended September 30, 2018 and 2017, the Company had no items of other comprehensive income and, therefore, comprehensive income does not differ from reported net income.

Recent Accounting Pronouncements
In August 2016, the FASB issued ASU No. 2016-15, “Classification of Certain Cash Receipts and Cash Payments”. This new standard requires changes to the classification of certain cash receipts and cash payments within the statement of cash flows. The guidance identifies eight specific cash flow items and the sections where they must be presented within the statement of cash flows. This ASU applies to all entities and is effective for annual periods beginning after December 15, 2017. The Company will adopt the new guidance as of October 1, 2018 and identified no impact on its financial statements.

EPI Preferred, LLC
Notes to Consolidated Financial Statements

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers”. This new standard provides a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes the revenue recognition requirements in ASC Topic 605, “Revenue Recognition,” and most industry-specific guidance. The core principle of the new guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services, which could potentially result in changes in the amount and timing of revenue recognition for certain transactions. The new guidance allows for either a “full retrospective” or a “modified retrospective” method of application and also requires significantly expanded disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in those judgments regarding the amount and timing of revenue recognition. This ASU applies to all entities and is effective for the Company for annual periods beginning after December 15, 2018. Management is currently evaluating the impact of this new guidance on our financial statements.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842).” This new topic, which supersedes Topic 840, “Leases,” applies to all entities that enter into a contract that is or contains a lease, with some specified scope exemptions. This new standard requires lessees to evaluate whether a lease is a finance lease using criteria similar to those a lessee uses under current accounting guidance to determine whether it has a capital lease. Leases that do not meet the criteria for classification as finance leases by a lessee are to be classified as operating leases.
Under the new standard, for each lease classified as an operating lease, lessees are required to recognize on the balance sheet: (i) a right-of-use (“ROU”) asset representing the right to use the underlying asset for the lease term and (ii) a lease liability for the obligation to make lease payments over the lease term. Lessees can make an accounting policy election, by class of underlying asset, to not recognize ROU assets and lease liabilities for leases with a lease term of 12 months or less as long as the leases do not include options to purchase the underlying assets that the lessee is reasonably certain to exercise. The recognition, measurement and presentation of expenses and cash flows arising from a lease by a lessee and the accounting for leases by lessors have not significantly changed from current accounting guidance. This standard also requires an entity to disclose key information (both qualitative and quantitative) about the entity’s leasing arrangements. For the Company, this new standard is effective for fiscal years beginning after December 15, 2019, with early adoption permitted. Upon adoption, entities are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach, which includes a number of optional practical expedients that entities may elect to apply. Management is currently evaluating the impact of this new guidance on its consolidated financial statements.

2.	Property, Plant and Equipment

Property, plant and equipment consist of the following at September 30, 2018 and 2017:

	Estimated Useful Lives	2018	2017
Land		$6,988,000	$6,968,000
Buildings	15–45 years	27,231,000	26,323,000
Machinery, equipment, furniture and fixtures	3–15 years	109,688,000	106,039,000
		143,907,000	139,330,000
Less: Accumulated depreciation		(105,987,000)	(100,449,000)
		$37,920,000	$38,881,000

Depreciation expense for the years ended September 30, 2018 and 2017 were $5,978,000 and $6,362,000, respectively.

EPI Preferred, LLC
Notes to Consolidated Financial Statements

3.	Intangible Assets and Goodwill

Other intangible assets and goodwill consist of the following as of September 30, 2018 and 2017:

	Estimated Useful Lives	2018	2017
Goodwill and Intangible assets not subject to amortization
Broadcast licenses and network affiliation agreements		$87,605,000	$87,605,000
Goodwill		52,534,000	52,534,000
Intangible assets subject to amortization
Computer software	3 years	4,836,000	4,664,000
Other	7–15 years	746,000	746,000
		5,582,000	5,410,000
Accumulated amortization other intangibles		(5,398,000)	(5,201,000)
		184,000	209,000
		$140,323,000	$140,348,000

Amortization expense for the years ended September 30, 2018 and 2017 were $155,000 and $285,000, respectively.

Amortization expense for subsequent years is:
2019	$95,000
2020	69,000
2021	20,000
2022	—
2023 and thereafter	—
$184,000

4.	Long-Term Debt

In June 2018, the Company, entered into an amended credit agreement with a syndicate of lenders which provided the Company with a $50 million term loan and $30 million revolving credit facility with a Letter of Credit obligations subfacility not to exceed $5 million. At closing the Company borrowed $50 million from the term loan to repay debt and provide additional working capital. The principal amount of the term loan shall be repaid in consecutive quarterly installments beginning with $1,666,667 due in June 2018. The quarterly installments remain the same for three consecutive quarters and then decrease to $625,000 per quarter beginning in March 2019, and remain at that amount for five consecutive quarters. This cycle remains in place for the term of the loan, which better aligns principal payments with the increased cash flow anticipated from the political advertising cycle.

The credit facility matures on April 30, 2023 and bears interest at LIBOR plus a margin ranging from 1.25% to 2.25% depending on the Covenant Funded Debt Ratio as defined in the amended loan agreement. The revolving credit facility is subject to a commitment fee ranging between 0.125% and 0.325% (depending on the Covenant Funded Debt Ratio) on the unused portion of the revolving credit facility. The credit agreement is guaranteed by Cordillera Communications, LLC, and is guaranteed by liens on the preferred stock interest in Cordillera and the membership interest of the Company. The agreement requires the Company, Cordillera Communications, LLC and its subsidiaries to maintain a maximum Covenant Funded Debt Ratio of not more that 3.25 to 1.00 decreasing to 3.00 to 1.00 beginning on June 30, 2020 and contains restrictions on certain transactions including the incurrence of additional debt, capital leases, investments, asset sales and restricted payments as defined in the agreement.

EPI Preferred, LLC
Notes to Consolidated Financial Statements

Principal repayments of the revolving line of credit may be made, in whole or in part, without premium or penalty. Any such repayments must be in an amount exceeding $200,000. Repaid amounts may be borrowed subject to the terms of the credit agreement. The Company had
$46,666,667 and $40,000,000 outstanding on the term loan and $13,456,648 and $10,600,000 outstanding on the revolving line of credit, as of September 30, 2018 and 2017 respectively. In accordance with the debt agreement, the debt will be repaid if the Company sells Cordillera, LLC, as further discussed in note 11.

The new debt arrangement involving the extension and increase of the term loan is considered a debt extinguishment for accounting purposes, as the present value of the cash flows of the new debt instrument varies more than 10% of the old debt instrument. As such, the Company expensed the costs to third parties related to the new debt arrangement in the current year. The new debt arrangement involving the revolving credit facility results in an overall reduction in the total borrowing capacity, accordingly, the Company capitalized the costs incurred related to the new revolving credit arrangement and will amortize these costs over the life of the agreement. There was no gain or loss recognized on the debt extinguishment.

The following table presents the approximate annual maturities of debt for the years after 2018:

2019	$3,542,000
2020	4,583,000
2021	3,542,000
2022	4,583,000
2023	43,874,000
$60,124,000

5.	Distributions

Distributions to members totaled $59,471,000 during fiscal year 2018. Tax and discretionary distributions of $47,684,000 were made from the Company to EPI, Inc. Tax distributions were made from Cordillera Communications, LLC to noncontrolling interest of $11,787,000.

6.	Income Taxes

The components of income tax (benefit) expense as of September 30, 2018 and 2017 are as follows:

	2018	2017
Current
Federal	$2,443,000	3,995,000
State	534,000	575,000
	2,977,000	4,570,000
Deferred
Federal	(10,081,000)	(169,000)
State	(339,000)	(6,000)
	(10,420,000)	(175,000)
Income tax (benefit) expense	$(7,443,000)	$4,395,000
Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities.

In November 2015, the FASB issued ASU No. 2015-17, “Balance Sheet Classification of Deferred Taxes” (“ASU2015-17”), which will allow entities to present all deferred tax assets (“DTAs”) and deferred

EPI Preferred, LLC
Notes to Consolidated Financial Statements

tax liabilities (“DTLs”) as non-current on the balance sheet. This guidance is effective for non-public companies for fiscal years beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2018. Early adoption is permitted, and entities may choose whether to adopt this update prospectively or retrospectively. This ASU is effective for annual periods beginning after December 15, 2017 and interim periods beginning after December 15, 2018. The Company opted to early adopt ASU 2015-17 for the period ending September 30, 2017. The adoption of ASU 2015-17 will not have a material impact on the Company’s consolidated financial statements.

The more significant temporary differences that give rise to deferred tax assets (and liabilities) as of September 30, 2018 and 2017 are as follows:

	2018	2017
Deferred tax assets
Various Accruals	$3,000	$4,000
Total deferred tax asset	3,000	4,000
Deferred tax liabilities:
Investment in Cordillera Communications, LLC	(19,530,000)	(29,952,000)
Total deferred tax liability	(19,530,000)	(29,952,000)
Net deferred tax liability	$(19,527,000)	$(29,948,000)

On December 22, 2017, H.R. 1 the Tax Cuts and Jobs Act of 2017 (the Tax Act) was signed into law making significant changes to the Internal Revenue Code. Changes include, but are not limited to, a U.S. federal corporate tax rate decrease from 35% to 21% for tax years beginning after December 31, 2017. As a result of the new law, the Company has a statutory tax rate of 24.5% for the year ending September 30, 2018.

Income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 24.5% to income from operations before income taxes due to permanent differences, state taxes, and the rerate of deferred taxes due to the Tax Cut and Jobs Act of 2017.

As a result of the Tax Act, the Company's deferred tax assets and liabilities were remeasured based on the rates at which they are expected to reverse in the future. The amount related to the remeasurement of deferred tax assets and liabilities was a benefit of $10,422,000.

The Company’s effective tax rate varies from the U.S. federal income tax rate for the year ended September 30, 2017 as follows:

	2018		2017
	Amount	Percentage of Pretax Income	Amount	Percentage of Pretax Income
U.S. statutory tax rate, applied to income before income taxes	$11,246,000	24.5%	$15,395,000	35.0%
Increase (decrease) in taxes resulting from:
Nonincluded partnership income	(8,578,000)	(18.7)	(11,162,000)	(25.4)
State income taxes, net of federal income tax benefit	400,000	0.9	364,000	0.9
Change in rates	(10,422,000)	(22.7)	(117,000)	(0.3)
Other, including nondeductible expenses	(89,000)	(0.2)	(85,000)	(0.2)
	$(7,443,000)	(16.2)%	$4,395,000	10.0%

EPI Preferred, LLC
Notes to Consolidated Financial Statements

The Company and certain of its subsidiaries are partnerships operating in U.S. As such, the activities generated by or allocable to the partnerships are not subject to U.S. federal or state income taxes as the tax effects of the activities are reported directly by the members on their respective income tax returns.

As of September 30, 2018 and 2017, the Company had $0 of total gross unrecognized tax benefits including interest.

The Company’s continuing practice is to recognize interest and penalties related to income tax matters in income tax expense. As of September 30, 2018, the Company had $0 accrued for gross interest.

The Company is subject to U.S. income taxes, as well as various other state and local jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local, income tax examinations by tax authorities for years before 2011, although carry forward attributes that were generated prior to 2011 may still be adjusted upon examination by the taxing authorities if they either have been or will be used in a future period.

7.	Retirement Benefits

The Company is a participating employer in the Retirement Plan for the Employees of Evening Post Publishing Company and Affiliates and Evening Post Industries Postretirement Welfare Plan, single employer plans which are sponsored by Evening Post Industries, Inc. The Company is required to make contributions to the plans each year. The required contributions are determined based on a reasonable allocation of the total plan contributions, which are determined by Evening Post Industries and must be at least equal to the IRS minimum requirements but less than the maximum deductible contribution.

In accordance with ASC 715 Compensation-retirement benefits, the Company accounts for its participation in the plans by recognizing expense for its required contributions for the period. A liability is recognized for any contributions due and unpaid as of the end of the fiscal year. The Company contributed $3,140,000 and $2,005,000 to the plans, for the years ending September 30, 2018 and 2017. There is no liability at September 30, 2018 or September 30, 2017 for required contributions that were unpaid.

Other
The Company also has a retirement savings plan under Section 401(k) of the Internal Revenue Code covering all employees meeting eligibility requirements. Plan expenses totaled approximately $1,364,000 and $1,031,000 in fiscal 2018 and 2017.

8.	Commitments and Contingencies
Lease Obligations
The Company leases various equipment and office space under noncancelable operating lease agreements expiring on various dates through 2023. The Company also has long-term land leases that expire on various dates through 2047.

EPI Preferred, LLC
Notes to Consolidated Financial Statements

Under the terms of the leases, the Company is obligated for approximate annual rentals as follows:

2019	$912,000
2020	642,000
2021	469,000
2022	388,000
2023	392,000
2024 and thereafter	5,890,000
$8,693,000

Program Contracts
At September 30, 2018, the Company has executed program contracts that are not available for telecasting. The amounts of these executory contracts are not included in the Company’s consolidated financial statements at September 30, 2018 but will become available for showing in future periods as follows:

2019	$2,703,000
2020	2,902,000
2021 and thereafter	-
$5,605,000

Other
The Company has various pending legal actions and claims which have arisen through the ordinary course of business; however, the ultimate liabilities, if any, which might result from such legal actions and claims in excess of amounts covered by insurance are not expected to have any material adverse effect on the financial position or results of operations of the Company.

9.	Derivative Financial Instruments

As of September 30, 2018, the Company was a party to two interest rate swap agreements with its banks. The Company does not meet the documentation requirements for hedge accounting in accordance with ASC 815 Derivatives and Hedging; therefore, unrealized and realized gains and losses associated with hedges of operational risks are reflected as a reduction or increase, respectively, in interest expense. The asset in relation to these derivative instruments is recorded in accounts receivable.

EPI Preferred, LLC
Notes to Consolidated Financial Statements

The terms of the swap instruments are as follows:

	2018	2017
Swap #1
Notional amount	$18,438,000	$20,313,000
Payment rate	1.7088%	1.7088%
Inception date	October 20, 2014	October 20, 2014
Expiration date	October 20, 2021	October 20, 2021
Fair value as of September 30	$519,000	$(41,000)
Gain (loss) on derivative instruments	$560,000	$607,000

Swap #2
Notional amount	$18,438,000	$20,313,000
Payment rate	1.6745%	1.6745%
Inception date	October 20, 2014	October 20, 2014
Expiration date	October 20, 2021	October 20, 2021
Fair value as of September 30	$534,000	$(63,000)
Gain (loss) on derivative instruments	$597,000	$556,000

10.	Fair Value Measurements

As discussed in Note 9, the Company periodically enters into interest-rate swap agreements to moderate its exposure to interest-rate changes and to lower its overall cost of borrowing. Fair value measurements for the Company’s derivatives are classified under Level 2 in the fair value hierarchy because such measurements are determined using published market prices or estimated based on observable inputs such as interest rates.

The following table summarizes the fair values of financial instruments measured at fair value on a recurring basis at September 30, 2018:

	Items Measured at Fair Value on a Recurring Basis
	Quoted Price in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of September 30, 2018
Assets
Derivative financial instruments	$—	$1,053,000	$—	$1,053,000

The following table summarizes the fair values of financial instruments measured at fair value on a recurring basis at September 30, 2017:

	Items Measured at Fair Value on a Recurring Basis
	Quoted Price in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of September 30, 2017
Assets
Derivative financial instruments	$—	$(104,000)	$—	$(104,000)

EPI Preferred, LLC
Notes to Consolidated Financial Statements

11.	Subsequent Events

The Company evaluated transactions occurring after September 30, 2018 in accordance with ASC 855, Subsequent events, through January 14, 2019 which is the date the financial statements were available to be issued.

On October 25, 2018, the Board of Directors (“Board”) of the Company approved entering into a Purchase Agreement between Cordillera Communications, LLC (“Cordillera”) as seller, and Scripps Media, Inc, a Delaware corporation, as buyer for the outstanding equity interest in the following subsidiaries of Cordillera: Sangre de Cristo Communications, LLC (KOAA-TV); KRTV Communications, LLC (KRTV and KTVH-DT); KPAX Communications, LLC (KPAX-TV); KXLF Communications, LLC (KXLF-TV); KCTZ Communications, LLC (KBZK-TV); KTVQ Communications, LLC (KTVQ-TV); KATC Communications, LLC (KATC-TV); WLEX Communications, LLC (WLEX-TV); KRIS Communications, LLC (KRIS-TV); and KSBY Communications, LLC (KSBY-TV). The purchase price for this transaction is $521,000,000.

At the same time, the Board also approved entering into an Asset Purchase Agreement between KVOA Communications, LLC (KVOA), a wholly-owned subsidiary of Cordillera, as seller, and Quincy Media, Inc., a Delaware limited liability company, as buyer, for the assets owned by KVOA and used primarily with respect to the operations of broadcast television station KVOA, Tucson, Arizona. The purchase price for this transaction is $70,000,000.

Both transactions are subject to FCC regulatory approvals. The expected close dates are between April 1 and June 30, 2019. The sale represents substantially all assets of the Company.

Events Subsequent to Original Issuance of Financial Statements

In connection with the reissuance of the financial statements, the Company has evaluated subsequent events through July 16, 2019, the date the financial statements were available to be reissued.

The pending sale of Cordillera closed on May 1, 2019. In conjunction with the closing of the sale transactions, the Company’s then outstanding credit facility was repaid in full.